Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made by and between Neuralstem, Inc. (the "Company"), and Jonathan Lloyd Jones ("Employee").

WHEREAS, Employee was an “at will” employee of the Company whose employment was terminated by the Company;

WHEREAS, the parties wish to provide for certain severance benefits to Employee which Employee would not otherwise be entitled to in return for Employee releasing the Company from any claims arising from or related to the employment relationship;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

1. Termination. Employee's employment with the Company terminated effective April 30, 2017 (“Termination Date”).

2. Severance. In addition to any accrued compensation to which Employee is presently entitled, and in full and complete settlement of any and all existing or potential claims or disputes by Employee against Company, Company agrees to pay or provide to Employee severance benefits (“Severance Benefits”).as follows:

(a)     the amount of $315,000 payable in 12 equal monthly installments pursuant to the Company’s normal payroll practices, less applicable witholdings, commencing with the next regular monthly Company payroll following the Effective Date of this Agreement; and

(b)     the vesting of all outstanding option awards previously granted to Employee (“Awards”).

The Severance Benefits described in this Section 2 will be paid to Employee, unless stated otherwise, on or after the Effective Date. This Agreement will become effective on the eighth day after it has been signed by both Parties, if it has not been revoked as provided for in Section 5 of this Agreement (“Effective Date”). It is acknowledged and agreed that the Severance Benefits being offered in this Agreement are more valuable and preferable to Employee than the severance contemplated in the offer of employment Employee received from Company and that Employee has agreed to release any other benefits or claims including any arising out of his Offer of Employment, except as specifically set forth in this Agreement, in return for the consideration provided for in this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid for all salary, wages, accrued vacation, commissions, restricted stock units, and any and all other benefits due to Employee.

4. Release of Claims. In return for the consideration provided for herein, Employee, on behalf of himself, and his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its respective officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)     any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship, compensation or benefits earned or received during that employment;

(b)     any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)     any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Maryland Wage Payment and Collection Law, and Maryland Wage and Hour law;

(d)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e)     any and all claims for attorneys' fees and costs.

The Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, any rights that provide for Employee’s indemnification or advancement of expenses pursuant to (i) the Company’s charter or bylaws, (ii) any previously entered into indemnification agreement or (iii) insurance policy nor to any obligations that may not be legally released.

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5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") as amended by the Older Workers Benefit Protection Act (“OWBPA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA/OWBPA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release agreement is in addition to any consideration to which Employee was already entitled. Employee further acknowledges that:

(a)     he has been advised by this writing that he should consult with an attorney prior to executing this Agreement;

(b)     he has at least forty-five (45) days within which to consider this Agreement;

(c)     he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

(d)     this Agreement shall not be effective until the revocation period has expired.

6. Civil Code Section 1542. Employee understands and agrees that this Agreement is intended to include all claims, if any, which he may have against the Company, including those which he does not now know or suspect to exist in his favor against the Company, and that this Agreement extinguishes those claims as well. Accordingly, Employee specifically waives any rights which may accrue or arise under the provisions of California Civil Code section 1542 which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other similar statute of the State of Maryland or other law or common law principles of similar effect.

7. Confidentiality. Except as applicable by United States Securites and Exchange Laws, the Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

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8. Non-Disclosure. Employee agrees that during the course of his work for Company, he has had access to confidential and proprietary information and trade secrets, all of which has been developed or compiled by Company at its expense (collectively “Trade Secrets”). For purposes of this Agreement, Trade Secrets shall include all information in whatever form, pertaining in any manner to the business of Company, including but not limited to (i) all client/customer lists or databases and all lists or other compilations containing client, customer or vendor information; (ii) information about products, proposed products, research, product development, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions; (iii) plans for the future development and new product concepts; (iv) all manufacturing techniques or processes, documents, books, papers, drawings, models, sketches, computer programs, databases , and other data of any kind and description, including electronic data recorded or retrieved by any means; (v) the compensation and terms of employment of other employees; (vi) all other information that has been or will be given to Employee in confidence by Company (or any affiliate of it that might be formed); and (vii) software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research development, processes and procedures. Trade Secrets also include any information described above which Company obtains from another party and which Company treats as proprietary or designates as Trade Secrets. Employee shall continue to maintain the confidentiality of all Trade Secrets and any other confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return to the Company any and all property, materials, documents, and confidential and proprietary information in his possession to the Company within five business days from the Effective Date of this Agreement. Employee further agrees that he will hold in confidence, and will not use, publish, remove, summarize, nor disclose to anyone other than Company, directly or indirectly, any Trade Secrets without the prior written consent of Company. Employee understands that he continues to be bound by the terms of the Confidentiality Agreement he signed at the time of his hire by the Company, and will continue to comply with all of its provisions.

9. Return Of Personal Property. Employee acknowledges his responsibility to return all personal property belonging to Company including, but not limited to, office keys, files and forms (both hard copy and electronic), cell phones, computers, credit cards, office equipment, electronic storage media, and all passwords utilized in accessing data on the Company’s computer systems. Employee’s acceptance of the consideration described in this Agreement is Employee’s representation that he has returned all of Company’s property and has retained none. Employee’s execution of this Agreement is Employee’s representation that he has removed from the Company’s premises all of his personal property and that Company has retained no such property.

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10. Non-Disparagement. Employee will not make, orally or in writing, any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors, its officers or its employees. The Company shall direct that the members of its Board of Directors and executive management team shall not make, orally or in writing, during the period of their respective service as a Director or employment by the Company, any disparaging comments or statements about Employee externally.

11. Cooperation with Law Enforcement. Notwithstanding any other provisions of this Agreement, nothing in this Agreement is intended to prohibit either Party from exercising any non-waivable rights, from cooperating with any appropriate state, federal or local governmental agency in a proceeding to investigate or enforce anti-discrimination laws or other applicable laws, nor complying with any obligation to testify in any legal or administrative proceeding

12. Employment Verification. In the event that the Company receives an inquiry as to Employee’s employment with the Company, and consistent with the Company’s current practices, the Company will only provide dates of employment, position and salary.

13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of potential or disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims which were or could be made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever on the part of either party.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, the employment relationship, and any of the matters herein released, shall be subject to binding arbitration before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that in any such arbitration, the Employee will be required to pay for the expenses of the American Arbitration Association only up to the amount that the Employee would pay to initiate an action in the state court of the State of Maryland. In all other respects, the Parties will each bear their own costs in the arbitration. The Parties agree that the prevailing party in any arbitration shall be entitled to enforce the arbitration award in any court of competent jurisdiction, including but not limited to by seeking injunctive relief. The Parties agree that Arbitrator will enter a reasoned decision, setting forth all facts and law upon which the decision is based, and shall have the authority to order any relief recoverable by law, including, but not limited to, awarding the prevailing party in any arbitration its reasonable attorney's fees and costs.

15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

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16. No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

17. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remainder of this Agreement shall continue in full force and effect without said provision.

18. Entire Agreement. This Agreement and the documents referenced in this Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersedes and, except as specifically described in this Agreement, replace any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

19. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President of the Company.

20. Governing Law. This Agreement shall be governed by the laws of the State of Maryland, except with regard to Section 6 which shall be governed by the laws of the State of California, without regard to its choice of law provisions.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

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22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)     They have read this Agreement;

(b)     They have had the opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

(c)     They understand the terms and consequences of this Agreement and of the releases it contains;

(d)     They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EMPLOYEE

Dated May 3, 2017	By
Jonathan Lloyd Jones, an individual

COMPANY NEURALSTEM, INC.

Dated:________, 2017	By
Richard J. Daly, President and CEO

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